NEWS FOR IMMEDIATE RELEASE                                                                            Exhibit 99.1
October 22, 2007
CONTACT: Chadwick J. Byrd
(509) –568-7800

AMBASSADORS GROUP REPORTS Q3 2007 EPS OF $1.12 AND DECREASED ENROLLMENTS FOR 2008

Spokane, WA. – October 22, 2007

Ambassadors Group Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced $1.12 fully diluted per share earnings for the quarter ended September 30, 2007, a 40 percent increase over $0.80 fully diluted per share earnings for the same period one year ago. Net income for the third quarter 2007 was $22.5 million, compared to $17.1 million for the third quarter 2006. Comparing the nine months ended September 30, 2007 and 2006, fully diluted per share earnings increased 27 percent to $1.91 in 2007 from $1.50 in 2006, and net income increased to $38.5 million in 2007 from $32.1 million in 2006.

The Company also announced that as of October 16, 2007, its net enrolled participants for 2008 travel programs were 26,200 compared to 37,300 participants as of the same date last year for its 2007 programs. Net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn.  The Company believes the decrease in net enrollments for its 2008 programs will negatively impact its 2008 earnings; however, it is too early to assess the full extent of this impact.

“We are pleased with our financial results for the third quarter of 2007,” said Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc. “We traveled 24,475 students, athletes and professionals on our programs in the third quarter of 2007, and nearly 50,000 year-to-date, a 23% increase from 2006. The global challenges we met in the past travel seasons, however, have been replaced with current economic challenges. The dollar continues to weaken against most major currencies while fuel prices and airline fuel surcharges continue to hit all-time highs. These inflationary pressures on future program costs, combined with the under-performance of one of our name sources and the current economic uncertainty, creates a challenging environment in which to market our programs. We anticipate that we will not achieve the same earnings in 2008 as in 2007; however, the 2008 enrollments and projections are new and based upon developing information. We are taking measures to mitigate these negative effects.”

Ambassador Group’s People to People Student Ambassador Programs provide international educational opportunities to a wide range of students and professionals.  The company’s educational travel programs offer hands-on cultural experiences, behind-the-scenes access to people and places, and a range of outdoor adventures that combine to create life-changing educational experiences for students.  The programs have provided international educational opportunities to students for close to 50 years.

Quarter Ended September 30, 2007

In the quarter ended September 30, 2007, gross program receipts increased 31 percent to $134.6 million from $102.7 million in the third quarter 2006. Gross margin increased 31 percent to $46.0 million in the third quarter 2007 from $35.1 million in the same period of 2006. The increases in gross program receipts and gross margin are due to a 26 percent increase in delegates traveled quarter over quarter. During the third quarters of 2007 and 2006, we traveled approximately 24,475 and 19,500 delegates, respectively.

Operating expenses were $13.7 million and $11.6 million in the third quarters 2007 and 2006, respectively. The $2.1 million increase was attributable to expenses supporting a greater number of delegates traveling and marketing expenses for 2008 travel programs.

Other income decreased $0.3 million in the third quarter 2007 to $1.0 million from $1.3 million in the third quarter 2006. The decreased income was primarily due to lower interest income on lower cash, cash equivalents and available-for-sale security balances held during the quarter ended September 30, 2007 than those held during the quarter ended September 30, 2006.

Nine Months Ended September 30, 2007

Comparing the nine months ended September 30, 2007 and 2006, gross program receipts increased 28 percent to $263.8 million from $206.9 million, and gross margin increased 27 percent to $92.3 million from $72.8 million, respectively. The increased gross program receipts and gross margin resulted from a 23 percent increase in delegates traveling in the first nine months of 2007 compared to the first nine months of 2006. During the nine months ended September 30, 2007 and 2006, we traveled approximately 49,900 and 40,600 delegates, respectively.

Operating expenses for the nine months ended September 30, 2007 and 2006 were $38.6 and $29.6 million, respectively. The $8.9 million increase is attributable to costs associated with the increased number of delegates traveling, as well as increased selling and marketing expenses associated with our 2007 and 2008 travel programs.

Other income in the nine month period ended September 30, 2007 decreased $0.3 million to $3.3 million from $3.6 million in the nine months ended September 30, 2006. This decrease resulted from lower interest income on lower cash, cash equivalents and available-for-sale security investment balances during 2007.

Cash Flow and Balance Sheet

Total assets decreased 9 percent to $126.0 million at September 30, 2007 from $137.7 million at September 30, 2006. Cash, cash equivalents, and available-for-sale securities were $86.2 million, 68 percent of total assets, at September 30, 2007. Our deployable cash (see definition on final page of the press release) decreased $32.0 million, 37 percent, to $54.1 million and our participant deposits decreased $7.9 million, 27 percent, to $21.6 million year on year.

Cash provided by operations during the nine months ended September 30, 2007 decreased $4.2 million to $9.4 million in comparison to $13.6 million for the nine months ended September 30, 2006. This decrease resulted from the net effect of increased year over year net income with decreased participant’s deposits for future travel. Cash used in investing activities increased $14.9 million in the corresponding periods primarily due to the timing of short-term investment purchases and expenditures related to the construction of a new corporate headquarters.

Cash used in financing activities increased $32.5 million year over year, to $37.8 million from $5.3 million during the nine months ended September 30, 2007 and 2006, respectively. This net increase resulted from $35.6 million spent toward the Company’s stock repurchase plan during 2007 and quarterly dividends increasing to $6.7 million in 2007.

The following summarizes our statements of operations for the quarters and the nine months ended September 30, 2007 and 2006 (in thousands, except per share amounts).

	UNAUDITED
	Nine months ended September 30,		Quarter ended September 30,
	2007	2006	2007	2006
Gross program receipts	$263,794	$206,852	$134,584	$102,733
Gross margin	$92,266	$72,778	$45,969	$35,093
Operating expenses:
Selling and marketing	29,066	22,925	10,185	9,176
General and administration	9,503	6,707	3,479	2,399
Total operating expenses	38,569	29,632	13,664	11,575

Operating income	53,697	43,146	32,305	23,518

Other income, net	3,337	3,626	1,000	1,263
Income before tax	57,034	46,772	33,305	24,781
Income tax provision	18,565	14,654	10,801	7,682
Net income	$38,469	$32,118	$22,504	$17,099

Earnings per share – basic	$1.98	$1.56	$1.16	$0.83

Weighted average shares outstanding – basic	19,423	20,559	19,394	20,609

Earnings per share – diluted	$1.91	$1.50	$1.12	$0.80

Weighted average shares outstanding – diluted	20,172	21,390	20,125	21,418

Gross program receipts reflect total payments received by us for directly delivered and non-directly delivered programs. Gross program receipts less program pass-through expenses for non-directly delivered programs and cost of sales for directly delivered programs constitute our gross margins. For non-directly delivered programs, we do not actively deliver the operations of each program. For directly delivered programs, however, we organize and operate all activities including speakers, facilitators, events, accommodations and transportation.

We have a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics and offer comparable products to participants, as well as utilize similar processes for program marketing.

The following summarizes our balance sheets as of September 30, 2007, September 30, 2006 and December 31, 2006 (in thousands):

	UNAUDITED
	September 30,		December 31,
	2007	2006	2006
Assets
Cash and cash equivalents	$14,382	$26,329	$36,784
Available-for-sale securities	71,791	94,418	96,350
Foreign currency exchange contracts	2,929	687	2,571
Prepaid program cost and expenses	6,527	5,927	3,786
Other current assets	550	784	675
Total current assets	96,179	128,145	140,166
Property and equipment, net	27,895	8,375	12,267
Deferred income tax	1,743	1,005	1,328
Other assets	171	167	192
Total assets	$125,988	$137,692	$153,953

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$16,810	$9,772	$6,863
Other liabilities	—	1,183	1,268
Participants’ deposits	21,624	29,517	60,651
Deferred tax liability	705	—	737
Current portion of long-term capital lease	199	188	191
Total current liabilities	39,338	40,660	69,710
Capital lease, long term	46	245	196
Total liabilities	39,384	40,905	69,906
Stockholders’ equity	86,604	96,787	84,047
Total liabilities and stockholders’ equity	$125,988	$137,692	$153,953

The following summarizes our statements of cash flows for the nine months ended September 30, 2007 and 2006 (in thousands):
	UNAUDITED
	Nine months ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$38,469	$32,118
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,632	1,083
Stock-based compensation	1,450	1,561
Excess tax benefit from stock based compensation	(2,696)	(1,703)
Write-down of property and equipment	336	—
Change in assets and liabilities:
Prepaid program costs and expenses	(2,741)	(4,331)
Accounts payable and accrued expenses	12,128	3,537
Participants’ deposits	(39,027)	(17,946)
Other current assets	(98)	(699)
Net cash provided by operating activities	9,453	13,620
Cash flows from investing activities:
Net change in available-for-sale securities	24,698	(4,593)
Purchase of property and equipment and other	(18,726)	(4,318)
Net cash provided by (used in) investing activities	5,972	(8,911)
Cash flows from financing activities:
Dividend payment to shareholders	(6,712)	(5,278)
Repurchase of common stock	(35,621)	(2,984)
Proceeds from exercise of stock options	1,952	1,397
Excess tax benefit from stock based compensation	2,696	1,703
Capital lease payments and other	(142)	(134)
Net cash used in financing activities	(37,827)	(5,296)
Net decrease in cash and cash equivalents	(22,402)	(587)
Cash and cash equivalents, beginning of period	36,784	26,916
Cash and cash equivalents, end of period	$14,382	$26,329

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, available for sale securities, and prepaid program costs and expenses less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes), participant deposits and the current portion of long-term capital lease. We believe this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities. The following summarizes our deployable cash as of September 30, 2007, September 30, 2006 and December 31, 2006 (in thousands):

	UNAUDITED
	September 30,		December 31,
	2007	2006	2006
Cash, cash equivalents and available-for-sale securities	$86,173	$120,747	$133,134
Prepaid program cost and expenses	6,527	5,927	3,786
Less: Participants’ deposits	(21,624)	(29,517)	(60,651)
Less: Accounts payable / accruals / other liabilities	(17,009)	(11,143)	(8,322)
Deployable cash	$54,067	$86,014	$67,947

Quarterly conference call and webcast

We will host a conference call to discuss third quarter 2007 results of operations on Tuesday, October 23, 2007 at 8:30 a.m. Pacific Time. You may join the call by dialing 888-713-4213 then entering the pass code: Ambassadors Group.  You may also join the call via the Internet at http://www.ambassadorsgroup.com/EPAX/default.htm. For post-view access, you may dial 888-286-8010 with the pass code 93525124 and follow the prompts, or visit http://www.ambassadorsgroup.com/EPAX/default.htm. Post-view dial-in access will be available beginning October 23, 2007 at 1:30 p.m. until December 24, 2007. Post-view Webcast access will be available following the conference call through December 24, 2007.

Business overview

Ambassadors Group, Inc. is a leading educational travel organization that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide the opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. We are headquartered in Spokane, Washington, with associates also in Washington, D.C. In this press release, “Company,” “we,” “us,” and “our” refer to Ambassadors Group, Inc.

Forward-looking statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10K filed March 9, 2007 and proxy filed April 2, 2007.